Exhibit 99.8

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Year to Date June 30

(unaudited)

(dollars in thousands, except per share amounts)

	2005	2004
Regulated Businesses

Net Income	$125,555	$115,121

Earnings Per Share — diluted	$0.63	$0.63

Operational Statistics:
Electric Retail MWh Sales and Transportation	26,112,328	26,203,453
Gas Retail Mcf Sales and Transportation	51,880,766	55,144,422
Electric Customers (End of Period)	1,562,722	1,543,967
Gas Customers (End of Period)	509,238	509,444

Commercial Businesses

Net Income	$48,710	$75,991

Earnings Per Share — diluted	$0.25	$0.42

Operating Statistics:
Electricity Trading Volumes (MWhs)	93,321,328	83,518,522
Physical and Financial Gas Trading (Bcf/d)	63.8	47.1

Power Technology & Infrastructure Services

Net Income	$(6,201)	$(29,593)

Earnings Per Share — diluted.	$(0.03)	$(0.16)

For 2004, the Regulated and Commercial segments have each been restated from prior presentations to reflect the reclassification of PSI’s off-sytem sales from the Commercial Businesses to the Regulated Businesses.